EXHIBIT 10.27
MURPHY OIL CORPORATION

RESTRICTED STOCK UNIT GRANT AGREEMENT

Restricted Stock Unit Award Number:	Name of Grantee:	Number of Restricted Stock Units Subject to this Grant:

This Restricted Stock Unit Award is granted on and dated [•], by Murphy Oil Corporation, a Delaware corporation (the “Company”), pursuant to and for the purposes of the 2021 Stock Plan for Non-Employee Directors (the “Plan”) adopted by the stockholders of the Company on May 12, 2021, subject to the provisions set forth herein and in the Plan. Any terms used herein and not otherwise defined shall have the meaning set forth in the Plan.

1. The Company hereby grants to the individual named above (the “Awardee”) an award of Restricted Stock Units each equal in value to one share of Common Stock, $1.00 par value. This award constitutes a right to receive shares in the future and does not represent any current interest in the shares subject to the award.

2. Subject to paragraph 3 below and in accordance with the Plan, this award will fully vest on the earlier of (a) the first anniversary of the date of grant, [•], or (b) such earlier termination of service as a member of the Board (the “Vesting Date”) provided for in the Plan, and Common Shares and any accrued dividend equivalents will be issued, without restrictions, within thirty days following the Vesting Date or, in the case of Deferred Units, the settlement date selected at the time a valid deferral election was made in accordance with the Plan (each, the “Settlement Date”). This award shall not be settled whenever the delivery of Common Shares under it would be a violation of any applicable law, rule or regulation.

3. The Restricted Stock Unit Award will fully vest and 100 percent of the Restricted Stock Units will be deemed to be earned and Common Shares will be issued, without restrictions, upon the occurrence of a Change in Control (as such term is defined in the Plan); provided, however, that no issuance of Common Shares will be made until [•] unless the Change in Control also qualifies as a change in the ownership or effective control of Murphy Oil Corporation, or in the ownership of a substantial portion of its assets, as determined under Section 409A of the Internal Revenue Code.

4. In the event of any relevant change in the capitalization of the Company subsequent to the date of this grant and prior to its vesting, the number of Restricted Stock Units will be adjusted to reflect that change.

5. In accordance with the Plan, settlement of the Restricted Stock Unit Award may be deferred to the extent the Company received from the holder of the Restricted Stock Units an executed valid deferral election form, in compliance with such rules and procedures as the Committee deems advisable, no later than December 31 of the calendar year prior to the year in which the Restricted Stock Unit Award was granted.

6. This Restricted Stock Unit Award is not assignable except as provided in the case of death and is not subject in whole or in part to attachment, execution or levy of any kind.

7. The holder of the Restricted Stock Units shall not be eligible to receive any dividends or other distributions paid with respect to the underlying Common Shares prior to the Settlement Date. An amount equivalent to these dividends and/or other distributions shall be paid to the holder on the Settlement Date. Any such payment (unadjusted for interest) shall be made in whole shares of the Common Stock of the Company and in cash equal to the value of any fractional shares.

Attest:                        MURPHY OIL CORPORATION

_______________________________________     By _______________________________________